Exhibit 99.1 Caterpillar Inc. 4Q 2018 Earnings Release January 28, 2019 FOR IMMEDIATE RELEASE Caterpillar Reports Fourth-Quarter and Full-Year 2018 Results; Provides Outlook for 2019 Record Full-Year Profit Per Share; 2019 Profit Per Share Expected to Increase • Fourth-quarter sales and revenues up 11 percent; full-year sales and revenues up 20 percent • Strong financial position; ended 2018 with $7.9 billion of enterprise cash • Repurchased $1.8 billion in company stock in the fourth quarter and $3.8 billion for the full year • 2019 profit per share expected to increase; outlook range of $11.75 to $12.75 Fourth Quarter Full Year ($ in billions except profit per share) 2018 2017 2018 2017 Sales and Revenues $14.3 $12.9 $54.7 $45.5 Profit (Loss) Per Share $1.78 ($2.18) $10.26 $1.26 Adjusted Profit Per Share $2.55 $2.16 $11.22 $6.88 DEERFIELD, Ill. - Caterpillar Inc. (NYSE: CAT) today announced fourth-quarter and full-year results for 2018. Sales and revenues in the fourth quarter of 2018 were $14.3 billion, compared with $12.9 billion in the fourth quarter of 2017, an 11 percent increase. Fourth-quarter 2018 profit was $1.78 per share, compared with a loss of $2.18 per share in the fourth quarter of 2017. Adjusted profit per share in the fourth quarter of 2018 was $2.55, compared with fourth-quarter 2017 adjusted profit per share of $2.16, up 18 percent. Full-year sales and revenues in 2018 were $54.7 billion, up 20 percent from $45.5 billion in 2017. Full-year profit was $10.26 per share in 2018, compared with profit of $1.26 per share in 2017. Adjusted profit per share in 2018 was $11.22, up 63 percent compared with 2017 adjusted profit per share of $6.88. Adjusted profit per share excludes several adjustments consisting of restructuring costs, mark-to-market losses for remeasurement of pension and other postemployment benefit (OPEB) plans, certain deferred tax valuation allowance adjustments, the impact of U.S. tax reform and a gain on sale of an equity investment in 2017. Fourth-quarter 2018 Machinery, Energy & Transportation (ME&T) operating cash flow was $2.5 billion. In the fourth quarter of 2018, the company repurchased $1.8 billion of Caterpillar common stock and paid dividends of $507 million. For the full year of 2018, ME&T operating cash flow was $6.3 billion. During the year the company deployed significant capital, including the repurchase of $3.8 billion of Caterpillar common stock, dividend payments of $2.0 (more)

2 billion and a discretionary pension contribution of $1.0 billion. After returning $5.8 billion of capital to shareholders, the enterprise cash balance was $7.9 billion at the end of 2018, compared with $8.3 billion at the end of 2017. “In 2018, Caterpillar achieved record profit per share and returned significant levels of capital to shareholders,” said Caterpillar Chairman and CEO Jim Umpleby. “Our global team remained focused on serving our customers, executing our strategy and investing for future profitable growth.” 2019 Outlook Following a record year for profit per share, Caterpillar expects 2019 profit to increase to a range of $11.75 to $12.75 per share. “Our outlook assumes a modest sales increase based on the fundamentals of our diverse end markets as well as the macroeconomic and geopolitical environment. We will continue to focus on operational excellence, including cost discipline, while investing in expanded offerings and services to drive long-term profitable growth,” added Umpleby. Beginning in 2019, the company does not plan to exclude restructuring costs from adjusted profit per share as these costs are expected to return to normalized levels. The outlook does not include a mark-to-market gain or loss for remeasurement of pension and OPEB plans or any changes to estimates related to U.S. tax reform due to interpretations released in 2019. (more)

3 Notes: – Glossary of terms is included on pages 14-16. – Information on non-GAAP financial measures is included on page 17. – Caterpillar will conduct a teleconference and live webcast, with a slide presentation, beginning at 10 a.m. Central Time on Monday, January 28, 2019, to discuss its 2018 fourth-quarter and full-year financial results. The accompanying slides will be available before the webcast on the Caterpillar website at http://www.caterpillar.com/investors/events-and-presentations. About Caterpillar: For more than 90 years, Caterpillar Inc. has been making sustainable progress possible and driving positive change on every continent. Customers turn to Caterpillar to help them develop infrastructure, energy and natural resource assets. With 2018 sales and revenues of $54.722 billion, Caterpillar is the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. The company principally operates through its three primary segments - Construction Industries, Resource Industries and Energy & Transportation - and also provides financing and related services through its Financial Products segment. For more information, visit caterpillar.com. To connect with us on social media, visit caterpillar.com/social-media. Caterpillar media contact: Corrie Scott, 224-551-4133 or Scott_Corrie@cat.com Forward-Looking Statements Certain statements in this press release relate to future events and expectations and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “estimate,” “will be,” “will,” “would,” “expect,” “anticipate,” “plan,” “project,” “intend,” “could,” “should” or other similar words or expressions often identify forward-looking statements. All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our outlook, projections, forecasts or trend descriptions. These statements do not guarantee future performance and speak only as of the date they are made, and we do not undertake to update our forward-looking statements. Caterpillar’s actual results may differ materially from those described or implied in our forward-looking statements based on a number of factors, including, but not limited to: (i) global and regional economic conditions and economic conditions in the industries we serve; (ii) commodity price changes, material price increases, fluctuations in demand for our products or significant shortages of material; (iii) government monetary or fiscal policies; (iv) political and economic risks, commercial instability and events beyond our control in the countries in which we operate; (v) international trade policies and their impact on demand for our products and our competitive position, including the imposition of new tariffs or changes in existing tariff rates; (vi) our ability to develop, produce and market quality products that meet our customers’ needs; (vii) the impact of the highly competitive environment in which we operate on our sales and pricing; (viii) information technology security threats and computer crime; (ix) additional restructuring costs or a failure to realize anticipated savings or benefits from past or future cost reduction actions; (x) failure to realize all of the anticipated benefits from initiatives to increase our productivity, efficiency and cash flow and to reduce costs; (xi) inventory management decisions and sourcing practices of our dealers and our OEM customers; (xii) a failure to realize, or a delay in realizing, all of the anticipated benefits of our acquisitions, joint ventures or divestitures; (xiii) union disputes or other employee relations issues; (xiv) adverse effects of unexpected events including natural disasters; (xv) disruptions or volatility in global financial markets limiting our sources of liquidity or the liquidity of our customers, dealers and suppliers; (xvi) failure to maintain our credit ratings and potential resulting increases to our cost of borrowing and adverse effects on our cost of funds, liquidity, competitive position and access to capital markets; (xvii) our Financial Products segment’s risks associated with the financial services industry; (xviii) changes in interest rates or market liquidity conditions; (xix) an increase in delinquencies, repossessions or net losses of Cat Financial’s customers; (xx) currency fluctuations; (xxi) our or Cat Financial’s compliance with financial and other restrictive covenants in debt agreements; (xxii) increased pension plan funding obligations; (xxiii) alleged or actual violations of trade or anti-corruption laws and regulations; (xxiv) additional tax expense or exposure, including the impact of U.S. tax reform; (xxv) significant legal proceedings, claims, lawsuits or government investigations; (xxvi) new regulations or changes in financial services regulations; (xxvii) compliance with environmental laws and regulations; and (xxviii) other factors described in more detail in Caterpillar’s Forms 10-Q, 10-K and other filings with the Securities and Exchange Commission. 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4

CONSOLIDATED RESULTS

Consolidated Sales and Revenues


Consolidated Sales and Revenues Comparison
Fourth Quarter 2018 vs. Fourth Quarter 2017
Millions of $
$16,000
$14,000
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$0
12,896
1,447
179
(190)
10
14,342
4th Qtr 2017 Sales & Revenues
Sales Volume
Price Realization
Currency
Financial Products Revenues
4th Qtr 2018 Sales & Revenues

The chart above graphically illustrates reasons for the change in Consolidated Sales and Revenues between the fourth quarter of 2017 (at left) and the fourth quarter of 2018 (at right). Items favorably impacting sales and revenues appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting sales and revenues appear as downward stair steps with dollar amounts reflected in parentheses above each bar. Caterpillar management utilizes these charts internally to visually communicate with the company's Board of Directors and employees.

Total sales and revenues were $14.342 billion in the fourth quarter of 2018, an increase of $1.446 billion, or 11 percent, compared with $12.896 billion in the fourth quarter of 2017. The increase was due to higher sales volume driven by improved demand across all regions and in the three primary segments. Favorable price realization, primarily in Construction Industries, also contributed to the sales improvement. The increase was partially offset by unfavorable currency impacts due to a stronger U.S. dollar.

Sales and Revenues by Segment

(Millions of dollars)	Fourth Quarter 2017	Sales Volume	Price Realization	Currency	Inter-Segment / Other	Fourth Quarter 2018	$ Change	% Change
Construction Industries	$ 5,295	$ 382	$ 111	$ (85)	$ 2	$ 5,705	$ 410	8%
Resource Industries	2,308	504	34	(32)	(17)	2,797	489	21%
Energy & Transportation	5,640	599	33	(73)	88	6,287	647	11%
All Other Segments	155	(13)	—	—	(13)	129	(26)	(17%)
Corporate Items and Eliminations	(1,204)	(25)	1	—	(60)	(1,288)	(84)	
Machinery, Energy & Transportation	$ 12,194	$ 1,447	$ 179	$ (190)	$ —	$ 13,630	$ 1,436	12%
Financial Products Segment	$ 783	$ —	$ —	$ —	$ 29	$ 812	$ 29	4%
Corporate Items and Eliminations	(81)	—	—	—	(19)	(100)	(19)	
Financial Products Revenues	$ 702	$ —	$ —	$ —	$ 10	$ 712	$ 10	1%
Consolidated Sales and Revenues	$ 12,896	$ 1,447	$ 179	$ (190)	$ 10	$ 14,342	$ 1,446	11%

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5

Sales and Revenues by Geographic Region

	North America		Latin America		EAME		Asia/Pacific		External Sales and Revenues		Inter-Segment		Total Sales and Revenues	
(Millions of dollars)	$	% Chg	$	% Chg	$	% Chg	$	% Chg	$	% Chg	$	% Chg	$	% Chg
Fourth Quarter 2018														
Construction Industries	$ 2,749	17%	$ 374	(5%)	$ 1,063	9%	$ 1,480	(4%)	$ 5,666	8%	$ 39	5%	$ 5,705	8%
Resource Industries	906	15%	466	21%	554	17%	785	41%	2,711	23%	86	(17%)	2,797	21%
Energy & Transportation	2,569	10%	434	16%	1,509	17%	753	5%	5,265	12%	1,022	9%	6,287	11%
All Other Segments	16	(27%)	2	100%	6	(57%)	15	—%	39	(25%)	90	(13%)	129	(17%)
Corporate Items and Eliminations	(47)		1		(3)		(2)		(51)		(1,237)		(1,288)	
Machinery, Energy & Transportation	6,193	13%	1,277	11%	3,129	14%	3,031	7%	13,630	12%	—	—%	13,630	12%
Financial Products Segment	545	8%	68	(15%)	84	(21%)	115	26%	812	4%	—	—%	812	4%
Corporate Items and Eliminations	(66)		(10)		(8)		(16)		(100)		—		(100)	
Financial Products Revenues	479	5%	58	(15%)	76	(25%)	99	27%	712	1%	—	—%	712	1%
Consolidated Sales and Revenues	$ 6,672	13%	$ 1,335	10%	$ 3,205	12%	$ 3,130	8%	$ 14,342	11%	$ —	—%	$ 14,342	11%
Fourth Quarter 2017														
Construction Industries	$ 2,346		$ 392		$ 976		$ 1,544		$ 5,258		$ 37		$ 5,295	
Resource Industries	791		384		475		555		2,205		103		2,308	
Energy & Transportation	2,327		374		1,286		719		4,706		934		5,640	
All Other Segments	22		1		14		15		52		103		155	
Corporate Items and Eliminations	(27)		—		—		—		(27)		(1,177)		(1,204)	
Machinery, Energy & Transportation	5,459		1,151		2,751		2,833		12,194		—		12,194	
Financial Products Segment	505		80		107		91		783		—		783	
Corporate Items and Eliminations	(50)		(12)		(6)		(13)		(81)		—		(81)	
Financial Products Revenues	455		68		101		78		702		—		702	
Consolidated Sales and Revenues	$ 5,914		$ 1,219		$ 2,852		$ 2,911		$ 12,896		$ —		$ 12,896	

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6

Consolidated Operating Profit



Consolidated Operating Profit Comparison
Fourth Quarter 2018 vs. Fourth Quarter 2017
Millions of $
$2,500
$2,000
$1,500
$1,000
$500
1,387
475
179
(182)
9
(33)
(73)
144
(23)
1,883
4th Qtr 2017 Operating Profit
Sales Volume
Price Realization
Manufacturing Costs
SG&A / R&D
Currency
Financial Products
Restructuring Costs
Other
4th Qtr 2018 Operating Profit

The chart above graphically illustrates reasons for the change in Consolidated Operating Profit between the fourth quarter of 2017 (at left) and the fourth quarter of 2018 (at right). Items favorably impacting operating profit appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting operating profit appear as downward stair steps with dollar amounts reflected in parentheses above each bar. Caterpillar management utilizes these charts internally to visually communicate with the company's Board of Directors and employees. The bar entitled Other includes consolidating adjustments and Machinery, Energy & Transportation other operating (income) expenses.

Operating profit for the fourth quarter of 2018 was $1.883 billion, compared with $1.387 billion in the fourth quarter of 2017. The increase of $496 million was mostly due to higher sales volume. Favorable price realization and lower restructuring costs were mostly offset by higher manufacturing costs and lower profit from Financial Products.

Financial Products' operating profit was lower primarily due to an increase in the provision for credit losses, which was mostly driven by a $72 million unfavorable impact from an increase in allowance rate and an increase in write-offs of $13 million, due to continued weakening in the Cat Power Finance portfolio.This was partially offset by higher average earning assets.

Operating profit margin for the fourth quarter of 2018 was 13.1 percent, compared with 10.8 percent in the fourth quarter of 2017.

Profit (Loss) by Segment

(Millions of dollars)	Fourth Quarter 2018	Fourth Quarter 2017	$ Change	% Change
Construction Industries	$ 845	$ 837	$ 8	1%
Resource Industries	400	210	190	90%
Energy & Transportation	1,079	874	205	23%
All Other Segments	(47)	(16)	(31)	(194%)
Corporate Items and Eliminations	(375)	(588)	213	
Machinery, Energy & Transportation	$ 1,902	$ 1,317	$ 585	44%
Financial Products Segment	$ 29	$ 233	$ (204)	(88%)
Corporate Items and Eliminations	54	(77)	131	
Financial Products	$ 83	$ 156	$ (73)	(47%)
Consolidating Adjustments	(102)	(86)	(16)	
Consolidated Operating Profit	$ 1,883	$ 1,387	$ 496	36%

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7 Other Profit/Loss Items Interest expense excluding Financial Products in the fourth quarter of 2018 was $99 million, a decrease of $70 million primarily due to an early debt retirement in the fourth quarter of 2017. Other income/expense in the fourth quarter of 2018 was a loss of $417 million, compared with a loss of $107 million in the fourth quarter of 2017. The unfavorable change was primarily a result of an increase in mark-to- market losses related to pension and OPEB plans and an unfavorable impact from equity securities. The provision for income taxes in the fourth quarter reflected an annual effective tax rate of approximately 24 percent, compared with approximately 28 percent for the full year of 2017, excluding the items discussed below. The decrease was primarily due to the reduction in the U.S. corporate tax rate beginning January 1, 2018, along with other changes in the geographic mix of profits from a tax perspective. The provision for income taxes also included the following: • Non-cash benefits of $63 million and $111 million in the fourth quarter of 2018 and 2017, respectively, from reductions in the valuation allowance against U.S. state deferred tax assets due to improved profits in the United States. • A $50 million increase in the fourth quarter of 2018 related to the $2.371 billion charge recorded in the fourth quarter of 2017 due to the enactment of U.S. tax reform legislation. • A tax benefit of $4 million in the fourth quarter of 2018, compared with $19 million in the fourth quarter of 2017, for the settlement of stock-based compensation awards with associated tax deductions in excess of cumulative U.S. GAAP compensation expense. • A $130 million benefit in the fourth quarter of 2017 related to the change from the third-quarter estimated annual tax rate. Global Workforce The global workforce increased about 7,300 during 2018, primarily due to higher production volumes. December 31 2018 2017 Increase Full-time employment 104,000 98,400 5,600 Flexible workforce 20,000 18,300 1,700 Total 124,000 116,700 7,300 Geographic summary U.S. workforce 53,700 50,500 3,200 Non-U.S. workforce 70,300 66,200 4,100 Total 124,000 116,700 7,300 (more)

8

CONSTRUCTION INDUSTRIES

(Millions of dollars)

Segment Sales

	Fourth Quarter 2017	Sales Volume	Price Realization	Currency	Inter-Segment	Fourth Quarter 2018	$ Change	% Change
Total Sales	$ 5,295	$ 382	$ 111	$ (85)	$ 2	$ 5,705	$ 410	8%

Sales by Geographic Region

	Fourth Quarter 2018	Fourth Quarter 2017	$ Change	% Change
North America	$ 2,749	$ 2,346	$ 403	17%
Latin America	374	392	(18)	(5%)
EAME	1,063	976	87	9%
Asia/Pacific	1,480	1,544	(64)	(4%)
External Sales	5,666	5,258	408	8%
Inter-segment	39	37	2	5%
Total Sales	$ 5,705	$ 5,295	$ 410	8%

Segment Profit

	Fourth Quarter 2018	Fourth Quarter 2017	Change	% Change
Segment Profit	$ 845	$ 837	$ 8	1%
Segment Profit Margin	14.8%	15.8%	(1.0 pts)	

Construction Industries' total sales were $5.705 billion in the fourth quarter of 2018, compared with $5.295 billion in the fourth quarter of 2017. The increase was mostly due to higher sales volume for construction equipment. Favorable price realization was mostly offset by unfavorable currency impacts due to a stronger U.S. dollar.

- In North America, the sales increase was driven by higher demand for new equipment, with about half due to an increase in dealer inventories. The increase in demand was primarily to support oil and gas activities, including pipelines, and non-residential building construction activities. Favorable price realization also contributed to the sales improvement.
- Construction activities remained at low levels in Latin America.
- Sales increased in EAME as infrastructure, road and non-residential building construction activities drove higher demand in Europe, partially offset by weakness in the Middle East.
- Sales in Asia/Pacific declined due to lower demand in China, partially offset by higher demand in a few other countries in the region. Unfavorable currency impacts also contributed to the sales decline.

Construction Industries' profit was $845 million in the fourth quarter of 2018, compared with $837 million in the fourth quarter of 2017. The increase in profit was a result of favorable price realization and higher sales volume, mostly offset by higher manufacturing costs, including material, labor and freight costs.

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9

RESOURCE INDUSTRIES

(Millions of dollars)

Segment Sales

	Fourth Quarter 2017	Sales Volume	Price Realization	Currency	Inter-Segment	Fourth Quarter 2018	$ Change	% Change
Total Sales	$ 2,308	$ 504	$ 34	$ (32)	$ (17)	$ 2,797	$ 489	21%

Sales by Geographic Region

	Fourth Quarter 2018	Fourth Quarter 2017	$ Change	% Change
North America	$ 906	$ 791	$ 115	15%
Latin America	466	384	82	21%
EAME	554	475	79	17%
Asia/Pacific	785	555	230	41%
External Sales	2,711	2,205	506	23%
Inter-segment	86	103	(17)	(17%)
Total Sales	$ 2,797	$ 2,308	$ 489	21%

Segment Profit

	Fourth Quarter 2018	Fourth Quarter 2017	Change	% Change
Segment Profit	$ 400	$ 210	$ 190	90%
Segment Profit Margin	14.3%	9.1%	5.2 pts	

Resource Industries' total sales were $2.797 billion in the fourth quarter of 2018, an increase of $489 million from the fourth quarter of 2017. The increase was primarily due to higher demand for both mining and heavy construction equipment, including quarry and aggregate. Mining activities were robust as commodity market fundamentals remained positive, and increased non-residential construction activities drove higher sales.

Resource Industries' profit was $400 million in the fourth quarter of 2018, compared with $210 million in the fourth quarter of 2017. The improvement was mostly due to higher sales volume and favorable price realization, partially offset by higher material and freight costs.

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10

ENERGY & TRANSPORTATION

(Millions of dollars)

Segment Sales

	Fourth Quarter 2017	Sales Volume	Price Realization	Currency	Inter-Segment	Fourth Quarter 2018	$ Change	% Change
Total Sales	$ 5,640	$ 599	$ 33	$ (73)	$ 88	$ 6,287	$ 647	11%

Sales by Application

	Fourth Quarter 2018	Fourth Quarter 2017	$ Change	% Change
Oil and Gas	$ 1,719	$ 1,497	$ 222	15%
Power Generation	1,271	1,060	211	20%
Industrial	902	899	3	—%
Transportation	1,373	1,250	123	10%
External Sales	5,265	4,706	559	12%
Inter-segment	1,022	934	88	9%
Total Sales	$ 6,287	$ 5,640	$ 647	11%

Segment Profit

	Fourth Quarter 2018	Fourth Quarter 2017	Change	% Change
Segment Profit	$ 1,079	$ 874	$ 205	23%
Segment Profit Margin	17.2%	15.5%	1.7 pts	

Energy & Transportation's total sales were $6.287 billion in the fourth quarter of 2018, compared with $5.640 billion in the fourth quarter of 2017. The increase was primarily due to higher sales volume across all applications except Industrial, which was flat.

- **Oil and Gas** – Sales increased due to higher demand for reciprocating engines in North America for gas compression and well servicing applications. Sales of turbines and turbine-related services were about flat.
- **Power Generation** – Sales improved across all regions, with the largest increases in North America and EAME primarily for reciprocating engine applications, including data centers and other large power generation projects.
- **Industrial** – Sales were flat, with increases in Asia/Pacific and North America about offset by lower sales in EAME and Latin America.
- **Transportation** – Sales were higher primarily due to rail services, driven by acquisitions.

Energy & Transportation's profit was $1.079 billion in the fourth quarter of 2018, compared with $874 million in the fourth quarter of 2017. The improvement was mostly due to higher sales volume. The increase was partially offset by higher manufacturing costs, including freight costs.

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11 FINANCIAL PRODUCTS SEGMENT (Millions of dollars) Revenues by Geographic Region Fourth Fourth $ % Quarter 2018 Quarter 2017 Change Change North America $ 545 $ 505 $ 40 8% Latin America 68 80 (12) (15%) EAME 84 107 (23) (21%) Asia/Pacific 115 91 24 26% Total $ 812 $ 783 $ 29 4% Segment Profit Fourth Fourth % Quarter 2018 Quarter 2017 Change Change Segment Profit $ 29 $ 233 $ (204) (88%) Financial Products’ segment revenues were $812 million in the fourth quarter of 2018, an increase of $29 million, or 4 percent, from the fourth quarter of 2017. The increase was primarily due to higher average financing rates and higher average earning assets in North America and Asia/Pacific. These favorable impacts were partially offset by an unfavorable impact from returned or repossessed equipment in Europe and Latin America. Financial Products’ segment profit was $29 million in the fourth quarter of 2018, compared with $233 million in the fourth quarter of 2017. About half of the decrease was due to an unfavorable impact from equity securities in Insurance Services, which was driven by the absence of investment gains from the fourth quarter of 2017 and an unfavorable impact from mark-to-market in the fourth quarter of 2018. In addition, an increase in the provision for credit losses at Cat Financial also contributed to lower profit. This increase was driven by a higher allowance rate and an increase in write-offs, due to continued weakening in the Cat Power Finance portfolio. At the end of 2018, past dues at Cat Financial were 3.55 percent, compared with 2.78 percent at the end of 2017. Write-offs, net of recoveries, were $189 million for 2018, compared with $114 million for 2017. As of December 31, 2018, Cat Financial's allowance for credit losses totaled $511 million, or 1.80 percent of finance receivables, compared with $365 million, or 1.33 percent of finance receivables at December 31, 2017. The increase in past dues, write-offs and allowance for credit losses was primarily due to continued weakening in the Cat Power Finance portfolio. During the fourth quarter of 2018, retail new business volume was $3.10 billion, a decrease of $313 million, or 9 percent, from the fourth quarter of 2017. The decrease was primarily driven by lower volume in Cat Power Finance. Corporate Items and Eliminations Expense for corporate items and eliminations was $321 million in the fourth quarter of 2018, a decrease of $344 million from the fourth quarter of 2017, primarily due to methodology differences and lower restructuring costs. Restructuring costs were $101 million in the fourth quarter of 2018, compared with $245 million in the fourth quarter of 2017. (more)

12 QUESTIONS AND ANSWERS Q1: Can you provide more information on the reconciliation of significant items impacting 2018 and 2017 adjusted profit? A: In order for our results to be more meaningful to our readers, we have separately quantified the impact of several significant items. • Restructuring Costs – In recent years, we have incurred substantial restructuring costs to achieve a flexible and competitive cost structure. During 2018, we incurred $386 million of restructuring costs. During 2017, we incurred $1.256 billion of restructuring costs, with about half related to the closure of the facility in Gosselies, Belgium. • Mark-to-Market Losses – We recognize actuarial gains and losses for our pension and OPEB plans as a mark-to-market gain or loss when incurred rather than amortizing them to earnings over time. For 2018, the mark-to-market adjustment was a net loss of $495 million, primarily due to lower than expected returns on plan assets, partially offset by higher interest rates. For 2017, the mark-to-market adjustment was a net loss of $301 million, primarily due to lower interest rates and a change in mortality assumptions, partially offset by better than expected returns on plan assets. • Deferred Tax Valuation Allowance Adjustments – Based on improved profits in the United States, we recognized a non-cash benefit of $63 million and $111 million during the fourth quarter of 2018 and 2017, respectively, to reduce the valuation allowance against U.S. state deferred tax assets. During the third quarter of 2018, we recognized a non-cash charge of $59 million to increase the valuation allowance against deferred tax assets for prior years. • U.S. Tax Reform – During the fourth quarter of 2017, we recognized a $2.371 billion charge due to the enactment of U.S. tax reform legislation in December 2017. The provisionally estimated charge included a $596 million write-down of net deferred tax assets to reflect the reduction in the U.S. corporate tax rate from 35 percent to 21 percent, beginning January 1, 2018, with the remainder primarily related to the cost of a mandatory deemed repatriation of non-U.S. earnings. During the third quarter of 2018, we recognized a $154 million reduction to the estimated charge for the write-down in net deferred tax assets. This reduction was primarily related to the decision to make an additional discretionary pension contribution of $1.0 billion to U.S. pension plans, treated as deductible on the 2017 U.S. tax return. During the fourth quarter of 2018, we recognized a $50 million increase to the estimated charge for the cost of mandatory deemed repatriation of non-U.S. earnings. A reconciliation of these items can be found in the Non-GAAP Financial Measures section on page 17. Q2: Can you discuss the unfavorable impact from equity securities during the fourth quarter of 2018? A: Effective January 1, 2018, we adopted a new U.S. GAAP accounting rule that requires our equity securities, primarily held by Insurance Services, to be measured at fair value through earnings. Previously, the fair value adjustments for these securities were reported in equity until the securities were sold or an impairment was recognized. We adopted the standard using the modified retrospective approach, with no change to prior year financial statements. During the fourth quarter of 2018, we recognized a loss of $44 million related to fair value adjustments. During the fourth quarter of 2017, we recognized gains on sales of securities of $68 million. (more)

13 Q3: Can you discuss changes in dealer inventories during the fourth quarter of 2018? A: Dealer machine and engine inventories increased about $200 million during the fourth quarter of 2018 and remained about flat during the fourth quarter of 2017. For the full year of 2018, dealer inventories increased about $2.3 billion, compared with an increase of about $100 million during 2017. We believe the increase in dealer inventories is reflective of current end-user demand. Q4: Can you discuss changes to your order backlog by segment? A: At the end of the fourth quarter of 2018, the order backlog was $16.5 billion, about $800 million lower than the third quarter of 2018. The decrease was in Energy & Transportation and Resource Industries, partially offset by an increase in Construction Industries. The order backlog increased about $700 million from the end of 2017. The increase was in Energy & Transportation and Construction Industries, partially offset by a decrease in Resource Industries. Q5: Can you comment on expense related to your 2018 short-term incentive compensation plans? A: Short-term incentive compensation expense is directly related to financial and operational performance, measured against targets set annually. Fourth-quarter 2018 expense was about $310 million, compared with fourth-quarter 2017 expense of about $350 million. Full-year 2018 expense was about $1.4 billion, nearly the same as 2017. Q6: Do you expect to exclude restructuring costs from adjusted profit per share in 2019? A: On September 24, 2015, we announced a significant restructuring program through 2018 that is now substantially complete. Although we expect restructuring to continue as part of ongoing business activities, restructuring costs should decline in 2019, and we do not plan to exclude restructuring costs from adjusted profit per share in 2019. (more)

14 GLOSSARY OF TERMS 1. Adjusted Profit Per Share – Profit per share excluding restructuring costs, pension and OPEB mark-to-market losses, certain deferred tax valuation allowance adjustments and the impact of the U.S. tax reform. For 2017, adjusted profit per share also excludes a gain on the sale of an equity investment in IronPlanet. 2. All Other Segments – Primarily includes activities such as: business strategy, product management and development, manufacturing of filters and fluids, undercarriage, ground engaging tools, fluid transfer products, precision seals, rubber sealing and connecting components primarily for Cat® products; parts distribution; integrated logistics solutions, distribution services responsible for dealer development and administration including a wholly owned dealer in Japan, dealer portfolio management and ensuring the most efficient and effective distribution of machines, engines and parts; digital investments for new customer and dealer solutions that integrate data analytics with state-of-the-art digital technologies while transforming the buying experience. 3. Consolidating Adjustments – Elimination of transactions between Machinery, Energy & Transportation and Financial Products. 4. Construction Industries – A segment primarily responsible for supporting customers using machinery in infrastructure, forestry and building construction applications. Responsibilities include business strategy, product design, product management and development, manufacturing, marketing and sales and product support. The product portfolio includes asphalt pavers, backhoe loaders, compactors, cold planers, compact track and multi-terrain loaders, mini, small, medium and large track excavators, forestry excavators, feller bunchers, harvesters, knuckleboom loaders, motor graders, pipelayers, road reclaimers, site prep tractors, skidders, skid steer loaders, telehandlers, small and medium track-type tractors, track-type loaders, utility vehicles, wheel excavators, compact, small and medium wheel loaders and related parts and work tools. 5. Corporate Items and Eliminations – Includes restructuring costs; corporate-level expenses; timing differences, as some expenses are reported in segment profit on a cash basis; methodology differences between segment and consolidated external reporting; and inter-segment eliminations. 6. Currency – With respect to sales and revenues, currency represents the translation impact on sales resulting from changes in foreign currency exchange rates versus the U.S. dollar. With respect to operating profit, currency represents the net translation impact on sales and operating costs resulting from changes in foreign currency exchange rates versus the U.S. dollar. Currency only includes the impact on sales and operating profit for the Machinery, Energy & Transportation lines of business excluding restructuring costs; currency impacts on Financial Products’ revenues and operating profit are included in the Financial Products’ portions of the respective analyses. With respect to other income/expense, currency represents the effects of forward and option contracts entered into by the company to reduce the risk of fluctuations in exchange rates (hedging) and the net effect of changes in foreign currency exchange rates on our foreign currency assets and liabilities for consolidated results (translation). 7. EAME – A geographic region including Europe, Africa, the Middle East and the Commonwealth of Independent States (CIS). 8. Earning Assets – Assets consisting primarily of total finance receivables net of unearned income, plus equipment on operating leases, less accumulated depreciation at Cat Financial. 9. Energy & Transportation – A segment primarily responsible for supporting customers using reciprocating engines, turbines, diesel-electric locomotives and related parts across industries serving Oil and Gas, Power Generation, Industrial and Transportation applications, including marine and rail-related businesses. Responsibilities include business strategy, product design, product management and development, manufacturing, marketing and sales and product support of turbine machinery and integrated systems and solutions and turbine-related services, reciprocating engine-powered generator sets, integrated systems used in the electric power generation industry, reciprocating engines and integrated systems and solutions for the (more)

15 marine and oil and gas industries; reciprocating engines supplied to the industrial industry as well as Cat machinery; the remanufacturing of Caterpillar engines and components and remanufacturing services for other companies; the business strategy, product design, product management and development, manufacturing, remanufacturing, leasing and service of diesel-electric locomotives and components and other rail-related products and services and product support of on-highway vocational trucks for North America. 10. Financial Products Segment – Provides financing alternatives to customers and dealers around the world for Caterpillar products, as well as financing for vehicles, power generation facilities and marine vessels that, in most cases, incorporate Caterpillar products. Financing plans include operating and finance leases, installment sale contracts, working capital loans and wholesale financing plans. The segment also provides insurance and risk management products and services that help customers and dealers manage their business risk. Insurance and risk management products offered include physical damage insurance, inventory protection plans, extended service coverage for machines and engines, and dealer property and casualty insurance. The various forms of financing, insurance and risk management products offered to customers and dealers help support the purchase and lease of our equipment. The segment also earns revenues from Machinery, Energy & Transportation, but the related costs are not allocated to operating segments. Financial Products’ segment profit is determined on a pretax basis and includes other income/expense items. 11. Latin America – A geographic region including Central and South American countries and Mexico. 12. Machinery, Energy & Transportation (ME&T) – Represents the aggregate total of Construction Industries, Resource Industries, Energy & Transportation, All Other Segments and related corporate items and eliminations. 13. Machinery, Energy & Transportation Other Operating (Income) Expenses – Comprised primarily of gains/ losses on disposal of long-lived assets, gains/losses on divestitures and legal settlements and accruals. Restructuring costs classified as other operating expenses on the Results of Operations are presented separately on the Operating Profit Comparison. 14. Manufacturing Costs – Manufacturing costs exclude the impacts of currency and restructuring costs (see definition below) and represent the volume-adjusted change for variable costs and the absolute dollar change for period manufacturing costs. Variable manufacturing costs are defined as having a direct relationship with the volume of production. This includes material costs, direct labor and other costs that vary directly with production volume such as freight, power to operate machines and supplies that are consumed in the manufacturing process. Period manufacturing costs support production but are defined as generally not having a direct relationship to short-term changes in volume. Examples include machinery and equipment repair, depreciation on manufacturing assets, facility support, procurement, factory scheduling, manufacturing planning and operations management. 15. Mark-to-market gains/losses – Represents the net gain or loss of actual results differing from our assumptions and the effects of changing assumptions for our defined benefit pension and OPEB plans. These gains and losses are immediately recognized through earnings upon the annual remeasurement in the fourth quarter, or on an interim basis as triggering events warrant remeasurement. 16. Pension and Other Postemployment Benefit (OPEB) – The company’s defined-benefit pension and postretirement benefit plans. 17. Price Realization – The impact of net price changes excluding currency and new product introductions. Price realization includes geographic mix of sales, which is the impact of changes in the relative weighting of sales prices between geographic regions. 18. Resource Industries – A segment primarily responsible for supporting customers using machinery in mining, quarry and aggregates, waste and material handling applications. Responsibilities include business strategy, product design, product management and development, manufacturing, marketing and sales and product (more)

16 support. The product portfolio includes large track-type tractors, large mining trucks, hard rock vehicles, longwall miners, electric rope shovels, draglines, hydraulic shovels, rotary drills, large wheel loaders, off- highway trucks, articulated trucks, wheel tractor scrapers, wheel dozers, landfill compactors, soil compactors, hard rock continuous mining systems, select work tools, machinery components, electronics and control systems and related parts. In addition to equipment, Resource Industries also develops and sells technology products and services to provide customers fleet management, equipment management analytics and autonomous machine capabilities. Resource Industries also manages areas that provide services to other parts of the company, including integrated manufacturing and research and development. 19. Restructuring Costs – Primarily costs for employee separation, long-lived asset impairments and contract terminations. These costs are included in Other operating (income) expenses except for defined-benefit plan curtailment losses and special termination benefits, which are included in Other income (expense). Restructuring costs also include other exit-related costs primarily for accelerated depreciation, inventory write- downs, equipment relocation and project management costs and LIFO inventory decrement benefits from inventory liquidations at closed facilities, all of which are primarily included in Cost of goods sold. 20. Sales Volume – With respect to sales and revenues, sales volume represents the impact of changes in the quantities sold for Machinery, Energy & Transportation as well as the incremental sales impact of new product introductions, including emissions-related product updates. With respect to operating profit, sales volume represents the impact of changes in the quantities sold for Machinery, Energy & Transportation combined with product mix as well as the net operating profit impact of new product introductions, including emissions-related product updates. Product mix represents the net operating profit impact of changes in the relative weighting of Machinery, Energy & Transportation sales with respect to total sales. The impact of sales volume on segment profit includes inter-segment sales. (more)

17

NON-GAAP FINANCIAL MEASURES

The following definitions are provided for the non-GAAP financial measures used in this report. These non-GAAP financial measures have no standardized meaning prescribed by U.S. GAAP and therefore are unlikely to be comparable to the calculation of similar measures for other companies. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.

Adjusted Profit

The company believes it is important to separately quantify the profit impact of several significant items in order for the company's results to be meaningful to readers. These items consist of (i) restructuring costs, which are incurred in the current year to generate longer-term benefits, (ii) pension and OPEB mark-to-market losses resulting from plan remeasurements, (iii) certain deferred tax valuation allowance adjustments, (iv) U.S. tax reform impact and (v) a gain on the sale of an equity investment. The company does not consider these items indicative of earnings from ongoing business activities and believes the non-GAAP measures will provide useful perspective on underlying business results and trends, and a means to assess the company's period-over-period results.

Reconciliations of adjusted profit before taxes to the most directly comparable GAAP measure, consolidated profit before taxes, are as follows:

	Fourth Quarter		Full Year	
(Millions of dollars)	2017	2018	2017	2018
Profit before taxes	$ 1,111	$ 1,367	$ 4,082	$ 7,822
Restructuring costs	245	93	1,256	386
Mark-to-market losses	301	495	301	495
Gain on sale of equity investment	—	—	(85)	—
Adjusted profit before taxes	$ 1,657	$ 1,955	$ 5,554	$ 8,703

Reconciliations of adjusted profit per share to the most directly comparable GAAP measure, diluted profit per share, are as follows:

	Fourth Quarter		Full Year	
	2017	2018	2017	2018
Profit (Loss) per share	($2.18)	$1.78	$1.26	$10.26
Per share restructuring costs[1]	$0.31	$0.13	$1.68	$0.50
Per share mark-to-market losses[2]	$0.26	$0.66	$0.26	$0.64
Per share deferred tax valuation allowance adjustments	($0.18)	($0.11)	($0.18)	($0.01)
Per share U.S. tax reform impact	$3.91	$0.09	$3.95	($0.17)
Per share gain on sale of equity investment[2]	—	—	($0.09)	—
Adjusted profit per share	$2.16	$2.55	$6.88	$11.22

Per share amounts computed using fully diluted shares outstanding except for consolidated loss per share, which was computed using basic shares outstanding.

[1]At statutory tax rates. 2017 is prior to consideration of U.S. tax reform. Full-year 2017 also includes $15 million increase to prior year taxes related to non-U.S. restructuring costs.

[2]At statutory tax rates. 2017 is prior to consideration of U.S. tax reform.

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18 Machinery, Energy & Transportation Caterpillar defines Machinery, Energy & Transportation as it is presented in the supplemental data as Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis. Machinery, Energy & Transportation information relates to the design, manufacture and marketing of Caterpillar products. Financial Products’ information relates to the financing to customers and dealers for the purchase and lease of Caterpillar and other equipment. The nature of these businesses is different, especially with regard to the financial position and cash flow items. Caterpillar management utilizes this presentation internally to highlight these differences. The company also believes this presentation will assist readers in understanding Caterpillar’s business. Pages 19-27 reconcile Machinery, Energy & Transportation with Financial Products on the equity basis to Caterpillar Inc. consolidated financial information. Caterpillar’s latest financial results and outlook are also available online: http://www.caterpillar.com/en/investors.html http://www.caterpillar.com/en/investors/quarterly-results.html (live broadcast/replays of quarterly conference call) Caterpillar media contact: Corrie Scott, 224-551-4133 or Scott_Corrie@cat.com (more)

19 Caterpillar Inc. Condensed Consolidated Statement of Results of Operations (Unaudited) (Dollars in millions except per share data) Three Months Ended Twelve Months Ended December 31, December 31, 2018 2017 2018 2017 Sales and revenues: Sales of Machinery, Energy & Transportation $ 13,630 $ 12,194 $ 51,822 $ 42,676 Revenues of Financial Products 712 702 2,900 2,786 Total sales and revenues 14,342 12,896 54,722 45,462 Operating costs: Cost of goods sold 9,987 8,965 36,997 31,260 Selling, general and administrative expenses 1,463 1,380 5,478 4,999 Research and development expenses 466 498 1,850 1,842 Interest expense of Financial Products 189 162 722 646 Other operating (income) expenses 354 504 1,382 2,255 Total operating costs 12,459 11,509 46,429 41,002 Operating profit 1,883 1,387 8,293 4,460 Interest expense excluding Financial Products 99 169 404 531 Other income (expense) (417) (107) (67) 153 Consolidated profit before taxes 1,367 1,111 7,822 4,082 Provision (benefit) for income taxes 321 2,418 1,698 3,339 Profit (loss) of consolidated companies 1,046 (1,307) 6,124 743 Equity in profit (loss) of unconsolidated affiliated companies 3 8 24 16 Profit (loss) of consolidated and affiliated companies 1,049 (1,299) 6,148 759 Less: Profit (loss) attributable to noncontrolling interests 1 — 1 5 Profit (loss) 1 $ 1,048 $ (1,299) $ 6,147 $ 754 Profit (loss) per common share $ 1.80 $ (2.18) $ 10.39 $ 1.27 Profit (loss) per common share — diluted 2,3 $ 1.78 $ (2.18) $ 10.26 $ 1.26 Weighted-average common shares outstanding (millions) – Basic 581.4 596.4 591.4 591.8 – Diluted 2,3 587.6 596.4 599.4 599.3 Cash dividends declared per common share $ 1.72 $ 1.56 $ 3.36 $ 3.11 1 Profit attributable to common shareholders. 2 Diluted by assumed exercise of stock-based compensation awards using the treasury stock method. 3 In the three months ended December 31, 2017, the assumed exercise of stock-based compensation awards was not considered because the impact would be antidilutive. (more)

20 Caterpillar Inc. Condensed Consolidated Statement of Financial Position (Unaudited) (Millions of dollars) December 31, December 31, 2018 2017 Assets Current assets: Cash and short-term investments $ 7,857 $ 8,261 Receivables – trade and other 8,802 7,436 Receivables – finance 8,650 8,757 Prepaid expenses and other current assets 1,765 1,772 Inventories 11,529 10,018 Total current assets 38,603 36,244 Property, plant and equipment – net 13,574 14,155 Long-term receivables – trade and other 1,161 990 Long-term receivables – finance 13,286 13,542 Noncurrent deferred and refundable income taxes 1,439 1,693 Intangible assets 1,897 2,111 Goodwill 6,217 6,200 Other assets 2,332 2,027 Total assets $ 78,509 $ 76,962 Liabilities Current liabilities: Short-term borrowings: Machinery, Energy & Transportation $ — $ 1 Financial Products 5,723 4,836 Accounts payable 7,051 6,487 Accrued expenses 3,573 3,220 Accrued wages, salaries and employee benefits 2,384 2,559 Customer advances 1,243 1,426 Dividends payable 495 466 Other current liabilities 1,919 1,742 Long-term debt due within one year: Machinery, Energy & Transportation 10 6 Financial Products 5,820 6,188 Total current liabilities 28,218 26,931 Long-term debt due after one year: Machinery, Energy & Transportation 8,005 7,929 Financial Products 16,995 15,918 Liability for postemployment benefits 7,455 8,365 Other liabilities 3,756 4,053 Total liabilities 64,429 63,196 Shareholders’ equity Common stock 5,827 5,593 Treasury stock (20,531) (17,005) Profit employed in the business 30,427 26,301 Accumulated other comprehensive income (loss) (1,684) (1,192) Noncontrolling interests 41 69 Total shareholders’ equity 14,080 13,766 Total liabilities and shareholders’ equity $ 78,509 $ 76,962 (more)

21 Caterpillar Inc. Condensed Consolidated Statement of Cash Flow (Unaudited) (Millions of dollars) Twelve Months Ended December 31, 2018 2017 Cash flow from operating activities: Profit of consolidated and affiliated companies $ 6,148 $ 759 Adjustments for non-cash items: Depreciation and amortization 2,766 2,877 Actuarial (gain) loss on pension and postretirement benefits 495 301 Provision (benefit) for deferred income taxes 220 1,213 Other 1,006 750 Changes in assets and liabilities, net of acquisitions and divestitures: Receivables – trade and other (1,619) (1,151) Inventories (1,579) (1,295) Accounts payable 709 1,478 Accrued expenses 101 175 Accrued wages, salaries and employee benefits (162) 1,187 Customer advances (183) (8) Other assets – net 41 (192) Other liabilities – net (1,385) (388) Net cash provided by (used for) operating activities 6,558 5,706 Cash flow from investing activities: Capital expenditures – excluding equipment leased to others (1,276) (898) Expenditures for equipment leased to others (1,640) (1,438) Proceeds from disposals of leased assets and property, plant and equipment 936 1,164 Additions to finance receivables (12,183) (11,953) Collections of finance receivables 10,901 12,018 Proceeds from sale of finance receivables 477 127 Investments and acquisitions (net of cash acquired) (392) (59) Proceeds from sale of businesses and investments (net of cash sold) 16 100 Proceeds from sale of securities 442 932 Investments in securities (506) (1,048) Other – net 13 89 Net cash provided by (used for) investing activities (3,212) (966) Cash flow from financing activities: Dividends paid (1,951) (1,831) Common stock issued, including treasury shares reissued 313 566 Common shares repurchased (3,798) — Proceeds from debt issued (original maturities greater than three months) 8,907 9,063 Payments on debt (original maturities greater than three months) (7,829) (8,388) Short-term borrowings – net (original maturities three months or less) 762 (3,058) Other – net (54) (9) Net cash provided by (used for) financing activities (3,650) (3,657) Effect of exchange rate changes on cash (126) 38 Increase (decrease) in cash and short-term investments and restricted cash (430) 1,121 Cash and short-term investments and restricted cash at beginning of period 8,320 7,199 Cash and short-term investments and restricted cash at end of period $ 7,890 $ 8,320 All short-term investments, which consist primarily of highly liquid investments with original maturities of three months or less, are considered to be cash equivalents. (more)

22

Caterpillar Inc.
Supplemental Data for Results of Operations
For the Three Months Ended December 31, 2018
(Unaudited)
(Millions of dollars)

	Consolidated	Supplemental Consolidating Data: Machinery, Energy & Transportation [1]	Supplemental Consolidating Data: Financial Products	Supplemental Consolidating Data: Consolidating Adjustments
Sales and revenues:				
Sales of Machinery, Energy & Transportation	$ 13,630	$ 13,630	$ —	$ —
Revenues of Financial Products	712	—	835	(123) [2]
Total sales and revenues	14,342	13,630	835	(123)
Operating costs:				
Cost of goods sold	9,987	9,988	—	(1) [3]
Selling, general and administrative expenses	1,463	1,230	244	(11) [3]
Research and development expenses	466	466	—	—
Interest expense of Financial Products	189	—	198	(9) [4]
Other operating (income) expenses	354	44	310	—
Total operating costs	12,459	11,728	752	(21)
Operating profit	1,883	1,902	83	(102)
Interest expense excluding Financial Products	99	111	—	(12) [4]
Other income (expense)	(417)	(467)	(40)	90 [5]
Consolidated profit before taxes	1,367	1,324	43	—
Provision (benefit) for income taxes	321	300	21	—
Profit of consolidated companies	1,046	1,024	22	—
Equity in profit (loss) of unconsolidated affiliated companies	3	3	—	—
Equity in profit of Financial Products' subsidiaries	—	17	—	(17) [6]
Profit of consolidated and affiliated companies	1,049	1,044	22	(17)
Less: Profit (loss) attributable to noncontrolling interests	1	(4)	5	—
Profit [7]	$ 1,048	$ 1,048	$ 17	$ (17)

1 Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
2 Elimination of Financial Products' revenues earned from Machinery, Energy & Transportation.
3 Elimination of net expenses recorded by Machinery, Energy & Transportation paid to Financial Products.
4 Elimination of interest expense recorded between Financial Products and Machinery, Energy & Transportation.
5 Elimination of discount recorded by Machinery, Energy & Transportation on receivables sold to Financial Products and of interest earned between Machinery, Energy & Transportation and Financial Products.
6 Elimination of Financial Products' profit due to equity method of accounting.
7 Profit attributable to common shareholders.

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23

Caterpillar Inc.
Supplemental Data for Results of Operations
For the Three Months Ended December 31, 2017
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data		
	Consolidated	Machinery, Energy & Transportation [1]	Financial Products	Consolidating Adjustments
Sales and revenues:				
Sales of Machinery, Energy & Transportation	$ 12,194	$ 12,194	$ —	$ —
Revenues of Financial Products	702	—	804	(102) [2]
Total sales and revenues	12,896	12,194	804	(102)
Operating costs:				
Cost of goods sold	8,965	8,966	—	(1) [3]
Selling, general and administrative expenses	1,380	1,218	166	(4) [3]
Research and development expenses	498	498	—	—
Interest expense of Financial Products	162	—	168	(6) [4]
Other operating (income) expenses	504	195	314	(5) [3]
Total operating costs	11,509	10,877	648	(16)
Operating profit	1,387	1,317	156	(86)
Interest expense excluding Financial Products	169	189	—	(20) [4]
Other income (expense)	(107)	(232)	59	66 [5]
Consolidated profit before taxes	1,111	896	215	—
Provision (benefit) for income taxes	2,418	2,567	(149)	—
Profit (loss) of consolidated companies	(1,307)	(1,671)	364	—
Equity in profit (loss) of unconsolidated affiliated companies	8	8	—	—
Equity in profit of Financial Products' subsidiaries	—	361	—	(361) [6]
Profit (loss) of consolidated and affiliated companies	(1,299)	(1,302)	364	(361)
Less: Profit (loss) attributable to noncontrolling interests	—	(3)	3	—
Profit (loss) [7]	$ (1,299)	$ (1,299)	$ 361	$ (361)

1 Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.

2 Elimination of Financial Products' revenues earned from Machinery, Energy & Transportation.

3 Elimination of net expenses recorded by Machinery, Energy & Transportation paid to Financial Products.

4 Elimination of interest expense recorded between Financial Products and Machinery, Energy & Transportation.

5 Elimination of discount recorded by Machinery, Energy & Transportation on receivables sold to Financial Products and of interest earned between Machinery, Energy & Transportation and Financial Products.

6 Elimination of Financial Products' profit due to equity method of accounting.

7 Profit (loss) attributable to common shareholders.

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24

Caterpillar Inc.
Supplemental Data for Results of Operations
For the Twelve Months Ended December 31, 2018
(Unaudited)
(Millions of dollars)

	Consolidated	Supplemental Consolidating Data: Machinery, Energy & Transportation [1]	Financial Products	Consolidating Adjustments
Sales and revenues:				
Sales of Machinery, Energy & Transportation	$ 51,822	$ 51,822	$ —	$ —
Revenues of Financial Products	2,900	—	3,362	(462) [2]
Total sales and revenues	54,722	51,822	3,362	(462)
Operating costs:				
Cost of goods sold	36,997	36,998	—	(1) [3]
Selling, general and administrative expenses	5,478	4,675	825	(22) [3]
Research and development expenses	1,850	1,850	—	—
Interest expense of Financial Products	722	—	756	(34) [4]
Other operating (income) expenses	1,382	144	1,259	(21) [3]
Total operating costs	46,429	43,667	2,840	(78)
Operating profit	8,293	8,155	522	(384)
Interest expense excluding Financial Products	404	448	—	(44) [4]
Other income (expense)	(67)	(391)	(16)	340 [5]
Consolidated profit before taxes	7,822	7,316	506	—
Provision (benefit) for income taxes	1,698	1,574	124	—
Profit of consolidated companies	6,124	5,742	382	—
Equity in profit (loss) of unconsolidated affiliated companies	24	24	—	—
Equity in profit of Financial Products' subsidiaries	—	362	—	(362) [6]
Profit of consolidated and affiliated companies	6,148	6,128	382	(362)
Less: Profit (loss) attributable to noncontrolling interests	1	(19)	20	—
Profit [7]	$ 6,147	$ 6,147	$ 362	$ (362)

[1] Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.

[2] Elimination of Financial Products' revenues earned from Machinery, Energy & Transportation.

[3] Elimination of net expenses recorded by Machinery, Energy & Transportation paid to Financial Products.

[4] Elimination of interest expense recorded between Financial Products and Machinery, Energy & Transportation.

[5] Elimination of discount recorded by Machinery, Energy & Transportation on receivables sold to Financial Products and of interest earned between Machinery, Energy & Transportation and Financial Products.

[6] Elimination of Financial Products' profit due to equity method of accounting.

[7] Profit attributable to common shareholders.

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25

Caterpillar Inc.
Supplemental Data for Results of Operations
For the Twelve Months Ended December 31, 2017
(Unaudited)
(Millions of dollars)

	Consolidated	Supplemental Consolidating Data: Machinery, Energy & Transportation [1]	Financial Products	Consolidating Adjustments
Sales and revenues:				
Sales of Machinery, Energy & Transportation	$ 42,676	$ 42,676	$ —	$ —
Revenues of Financial Products	2,786	—	3,167	(381) [2]
Total sales and revenues	45,462	42,676	3,167	(381)
Operating costs:				
Cost of goods sold	31,260	31,261	—	(1) [3]
Selling, general and administrative expenses	4,999	4,411	604	(16) [3]
Research and development expenses	1,842	1,842	—	—
Interest expense of Financial Products	646	—	667	(21) [4]
Other operating (income) expenses	2,255	1,056	1,220	(21) [3]
Total operating costs	41,002	38,570	2,491	(59)
Operating profit	4,460	4,106	676	(322)
Interest expense excluding Financial Products	531	622	—	(91) [4]
Other income (expense)	153	(170)	92	231 [5]
Consolidated profit before taxes	4,082	3,314	768	—
Provision (benefit) for income taxes	3,339	3,317	22	—
Profit (loss) of consolidated companies	743	(3)	746	—
Equity in profit (loss) of unconsolidated affiliated companies	16	16	—	—
Equity in profit of Financial Products' subsidiaries	—	738	—	(738) [6]
Profit of consolidated and affiliated companies	759	751	746	(738)
Less: Profit (loss) attributable to noncontrolling interests	5	(3)	8	—
Profit [7]	$ 754	$ 754	$ 738	$ (738)

[1] Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.

[2] Elimination of Financial Products' revenues earned from Machinery, Energy & Transportation.

[3] Elimination of net expenses recorded by Machinery, Energy & Transportation paid to Financial Products.

[4] Elimination of interest expense recorded between Financial Products and Machinery, Energy & Transportation.

[5] Elimination of discount recorded by Machinery, Energy & Transportation on receivables sold to Financial Products and of interest earned between Machinery, Energy & Transportation and Financial Products.

[6] Elimination of Financial Products' profit due to equity method of accounting.

[7] Profit attributable to common shareholders.

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26

Caterpillar Inc.
Supplemental Data for Cash Flow
For the Twelve Months Ended December 31, 2018
(Unaudited)
(Millions of dollars)

	Consolidated	Supplemental Consolidating Data: Machinery, Energy & Transportation [1]	Supplemental Consolidating Data: Financial Products	Supplemental Consolidating Data: Consolidating Adjustments
Cash flow from operating activities:				
Profit of consolidated and affiliated companies	$ 6,148	$ 6,128	$ 382	$ (362) [2]
Adjustments for non-cash items:				
Depreciation and amortization	2,766	1,895	871	—
Actuarial (gain) loss on pension and postretirement benefits	495	495	—	—
Provision (benefit) for deferred income taxes	220	149	71	—
Other	1,006	434	178	394 [3]
Financial Products' dividend in excess of profit	—	57	—	(57) [4]
Changes in assets and liabilities, net of acquisitions and divestitures:				
Receivables – trade and other	(1,619)	(396)	6	(1,229) [3,5]
Inventories	(1,579)	(1,528)	—	(51) [3]
Accounts payable	709	771	(55)	(7) [3]
Accrued expenses	101	71	30	—
Accrued wages, salaries and employee benefits	(162)	(141)	(21)	—
Customer advances	(183)	(183)	—	—
Other assets – net	41	16	(14)	39 [3]
Other liabilities – net	(1,385)	(1,421)	75	(39) [3]
Net cash provided by (used for) operating activities	6,558	6,347	1,523	(1,312)
Cash flow from investing activities:				
Capital expenditures – excluding equipment leased to others	(1,276)	(1,168)	(108)	—
Expenditures for equipment leased to others	(1,640)	(53)	(1,667)	80 [3]
Proceeds from disposals of leased assets and property, plant and equipment	936	152	811	(27) [3]
Additions to finance receivables	(12,183)	—	(13,595)	1,412 [5,7]
Collections of finance receivables	10,901	—	12,513	(1,612) [5]
Net intercompany purchased receivables	—	—	(1,046)	1,046 [5]
Proceeds from sale of finance receivables	477	—	477	—
Net intercompany borrowings	—	112	31	(143) [6]
Investments and acquisitions (net of cash acquired)	(392)	(392)	—	—
Proceeds from sale of businesses and investments (net of cash sold)	16	22	—	(6) [7]
Proceeds from sale of securities	442	162	280	—
Investments in securities	(506)	(24)	(482)	—
Other – net	13	2	10	1 [8]
Net cash provided by (used for) investing activities	(3,212)	(1,187)	(2,776)	751
Cash flow from financing activities:				
Dividends paid	(1,951)	(1,951)	(419)	419 [9]
Common stock issued, including treasury shares reissued	313	313	1	(1) [8]
Common shares repurchased	(3,798)	(3,798)	—	—
Net intercompany borrowings	—	(31)	(112)	143 [6]
Proceeds from debt issued (original maturities greater than three months)	8,907	57	8,850	—
Payments on debt (original maturities greater than three months)	(7,829)	(7)	(7,822)	—
Short-term borrowings – net (original maturities three months or less)	762	—	762	—
Other – net	(54)	(54)	—	—
Net cash provided by (used for) financing activities	(3,650)	(5,471)	1,260	561
Effect of exchange rate changes on cash	(126)	(111)	(15)	—
Increase (decrease) in cash and short-term investments and restricted cash	(430)	(422)	(8)	—
Cash and short-term investments and restricted cash at beginning of period	8,320	7,416	904	—
Cash and short-term investments and restricted cash at end of period	$ 7,890	$ 6,994	$ 896	$ —

[1] Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2] Elimination of Financial Products' profit after tax due to equity method of accounting.
[3] Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.
[4] Elimination of Financial Products' dividend to Machinery, Energy & Transportation in excess of Financial Products' profit.
[5] Reclassification of Financial Products' cash flow activity from investing to operating for receivables that arose from the sale of inventory.
[6] Elimination of net proceeds and payments to/from Machinery, Energy & Transportation and Financial Products.
[7] Elimination of proceeds received from Financial Products related to Machinery, Energy & Transportation's sale of businesses and investments.
[8] Elimination of change in investment and common stock related to Financial Products.
[9] Elimination of dividend from Financial Products to Machinery, Energy & Transportation.

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27

Caterpillar Inc.
Supplemental Data for Cash Flow
For the Twelve Months Ended December 31, 2017
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data		
	Consolidated	Machinery, Energy & Transportation [1]	Financial Products	Consolidating Adjustments
Cash flow from operating activities:				
Profit of consolidated and affiliated companies	$ 759	$ 751	$ 746	$ (738) [2]
Adjustments for non-cash items:				
Depreciation and amortization	2,877	2,016	861	—
Undistributed profit of Financial Products	—	(13)	—	13 [3]
Actuarial (gain) loss on pension and postretirement benefits	301	301	—	—
Provision (benefit) for deferred income taxes	1,213	1,500	(285)	(2) [4]
Other	750	673	(175)	252 [4]
Changes in assets and liabilities, net of acquisitions and divestitures:				
Receivables – trade and other	(1,151)	(649)	90	(592) [4, 5]
Inventories	(1,295)	(1,282)	—	(13) [4]
Accounts payable	1,478	1,588	(85)	(25) [4]
Accrued expenses	175	169	6	—
Accrued wages, salaries and employee benefits	1,187	1,160	27	—
Customer advances	(8)	(8)	—	—
Other assets – net	(192)	(186)	8	(14) [4]
Other liabilities – net	(388)	(561)	157	16 [4]
Net cash provided by (used for) operating activities	5,706	5,459	1,350	(1,103)
Cash flow from investing activities:				
Capital expenditures – excluding equipment leased to others	(898)	(889)	(10)	1 [4]
Expenditures for equipment leased to others	(1,438)	(27)	(1,443)	32 [4]
Proceeds from disposals of leased assets and property, plant and equipment	1,164	192	987	(15) [4]
Additions to finance receivables	(11,953)	—	(13,920)	1,967 [5]
Collections of finance receivables	12,018	—	14,357	(2,339) [5]
Net intercompany purchased receivables	—	—	(732)	732 [5]
Proceeds from sale of finance receivables	127	—	127	—
Net intercompany borrowings	—	21	—	(21) [6]
Investments and acquisitions (net of cash acquired)	(59)	(59)	—	—
Proceeds from sale of businesses and investments (net of cash sold)	100	100	—	—
Proceeds from sale of securities	932	79	853	—
Investments in securities	(1,048)	(198)	(850)	—
Other – net	89	54	35	—
Net cash provided by (used for) investing activities	(966)	(727)	(596)	357
Cash flow from financing activities:				
Dividends paid	(1,831)	(1,831)	(725)	725 [7]
Common stock issued, including treasury shares reissued	566	566	—	—
Net intercompany borrowings	—	—	(21)	21 [6]
Proceeds from debt issued (original maturities greater than three months)	9,063	361	8,702	—
Payments on debt (original maturities greater than three months)	(8,388)	(1,465)	(6,923)	—
Short-term borrowings – net (original maturities three months or less)	(3,058)	(204)	(2,854)	—
Other – net	(9)	(9)	—	—
Net cash provided by (used for) financing activities	(3,657)	(2,582)	(1,821)	746
Effect of exchange rate changes on cash	38	7	31	—
Increase (decrease) in cash and short-term investments and restricted cash	1,121	2,157	(1,036)	—
Cash and short-term investments and restricted cash at beginning of period	7,199	5,259	1,940	—
Cash and short-term investments and restricted cash at end of period	$ 8,320	$ 7,416	$ 904	$ —

1 Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
2 Elimination of Financial Products' profit after tax due to equity method of accounting.
3 Elimination of non-cash adjustment for the undistributed earnings from Financial Products.
4 Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.
5 Reclassification of Financial Products' cash flow activity from investing to operating for receivables that arose from the sale of inventory.
6 Elimination of net proceeds and payments to/from Machinery, Energy & Transportation and Financial Products.
7 Elimination of dividend from Financial Products to Machinery, Energy & Transportation.